Exhibit 99.1

Company Contact:

Dunnan D. Edell

President and Chief Executive Officer

800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. REPORTS FISCAL 2012 FOURTH QUARTER DIVIDEND

East Rutherford, NJ, October 22, 2012: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today that its Board of Directors has approved a dividend of $0.07 per share for the fourth quarter of fiscal 2012, payable to all shareholders of record as of November 6, 2012, and to be paid on December 6, 2012. This will be the Company’s thirty-fourth consecutive dividend.

“We are optimistic that our revenues and net income will continue to grow into fiscal 2013, and are pleased to continue the dividend for our shareholders, as we work to enhance shareholder value,” stated Dunnan D. Edell, President and Chief Executive Officer. The Company reported last week total revenues for the third quarter ended August 31, 2012 of $14,003,207, an increase of 14.5%, as compared to total revenues for the third quarter ended August 31, 2011 of $12,228,988. Net income for the third quarter of fiscal 2012 was $428,747 as compared to net income of $399,294 for the same period in fiscal 2011. Basic and fully diluted earnings per share for the quarter were $0.06, as compared to $0.06 for the same quarter last year. Total revenues for the nine months ended August 31, 2012 were $42,401,926, an increase of 12.5%, as compared to $37,685,408 for the same period in fiscal 2011. Net income for the first nine months of fiscal 2012 was $818,381 as compared to $495,131 for the same period in fiscal 2011. Basic and fully diluted earnings per share for the nine months ended August 31, 2012 were $0.12, as compared to $0.07 for the same period in fiscal 2011.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Mega-T” Green Tea diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Gel Perfect” UV free gel color, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Cherry Vanilla” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash ‘N Curl” shampoos and conditioners and “Pain Bust RII” an analgesic product.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially form estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.